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                                                                    EXHIBIT 11.1

                          APACHE MEDICAL SYSTEMS, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (in thousands, except per share data)



                                                                                          Twelve Months Ended December 31,
                                                                                     1997               1996             1995
                                                                                 ------------       ------------     -------------
Income applicable to common shares:

Net loss                                                                            $(15,918)           $(5,597)          $(3,706)

Increase in earnings resulting from conversion of convertible debt (1)                   -                  316               154
                                                                                 ------------       ------------     -------------

              Loss applicable to common shares                                      $(15,918)           $(5,281)          $(3,552)
                                                                                 ============       ============     =============


     Weighted average number of common shares outstanding                              7,251              2,583             1,444

     Conversion of preferred shares and convertible debt                                 -                3,491             3,461


                                                                                -------------       ------------     -------------


              Weighted average common shares                                           7,251              6,074             4,905
                                                                                =============       ============     =============


     Loss per common share                                                            $(2.20)            $(0.87)           $(0.72)
                                                                                =============       ============     =============
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(1) Assumes the conversion took place January 1, 1995.